EXHIBIT 10.5

January 20, 2003

Dear Andy:

We are pleased to inform you that the Compensation Committee of the Board of Directors has recently approved a special transition bonus program which will be in effect for you and certain other key employees of Legato should the company be acquired on or before January 9, 2004.

Such an acquisition will be deemed to occur for purposes of the transition bonus program should any of the following events designated as change in control events under your September 13, 2002 Employment Agreement with Legato be consummated on or before January 9, 2004:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding Legato securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of Legato’s assets in complete liquidation or dissolution of the company; or

(iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Legato or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Legato) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Legato securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from Legato or the acquisition of outstanding securities held by one or more of Legato stockholders.

If such an acquisition of Legato were to occur on or before January 9, 2004 and you are asked to continue to provide services to Legato or any successor entity, whether as an employee,

consultant or other independent contractor, in order to facilitate the transition process between Legato and the acquiring entity, then you will be entitled to a special transition bonus equal to two (2) times your monthly base salary (at the rate in effect for you immediately prior to the acquisition) for each full month of such service you render following the acquisition, up to a total of six (6) months of such post-acquisition service for a maximum potential bonus equal to twelve (12) times your monthly rate of base salary. The amount of your monthly bonus will be pro-rated for any partial month of post-acquisition service you render, with such pro-ration based on the number of business days in such month.

Your transition bonus will be paid to you at the end of each month of such post-acquisition service, subject to the company’s collection of all applicable withholding taxes. Such bonus will be in addition to any severance benefits to which you may become entitled under Parts Three and Four of your September 13, 2002 Employment Agreement with Legato, as modified by the subsequent Amendment to such agreement, in the event there should occur an “involuntary termination” (as such term is defined in your Employment Agreement) of your employment with Legato (or any successor entity) within eighteen (18) months after an acquisition of Legato which qualifies as a “change in control” for purposes of your Employment Agreement.

Should no such change in control of Legato occur by January 9, 2004, then the transition bonus program will terminate, and you will cease to be entitled to any bonus payments pursuant to the terms of this letter.

No provision of the transition bonus program or your potential transition bonus will confer any right upon you to continue in Legato’s employ (or the employ of any successor entity) for any period of specific duration or interfere with or otherwise restrict in any way the rights of Legato or your rights to terminate your employment at any time for any reason, with or without cause.

We hope that you find this transition bonus program a valuable addition to your compensation package which will encourage you to continue in the company’s employ and facilitate the necessary transition process in connection with any acquisition of Legato effected on or before January 9, 2004.

We ask that you acknowledge your receipt of this letter and your acceptance of the terms and conditions governing your participation in the transition bonus program signing and dating the Acceptance section below and returning it to George Purnell as soon as possible.

Very truly yours,

/s/    GEORGE I. PURNELL

George I. Purnell

Vice President Human Resources

and Chief Learning officer

ACCEPTANCE

I hereby acknowledge receipt of the Company’s letter of January 20, 2003 setting forth the terms and conditions governing my entitlement to transition bonus payments should I continue to provide services to Legato or any successor entity following an acquisition of Legato consummated prior to January 10, 2004. I hereby agree to and accept all those terms and conditions, and my entitlement to any actual transition bonus payments shall be determined solely by the terms and conditions of such letter. I further understand and agree that I will in no event be entitled to any transition bonus payments if an acquisition of Legato is not consummated on or before January 9, 2004.

Signature: /s/    ANDREW J. BROWN

Printed Name: Andrew J. Brown

Dated:    January 23, 2003

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